EXHIBIT 4.4

APPOINTMENT AND ASSUMPTION AGREEMENT

This Appointment and Assumption Agreement is made as of the 2nd day of December, 2002, by and between Ryerson Tull, Inc., a Delaware corporation (the”Company”) and The Bank of New York, a New York banking corporation (the “Bank”).

WHEREAS, on June 26, 2002, the Board of Directors of the Company appointed the Bank to act as successor Rights Agent under the Amended and Restated Rights Agreement dated as of November 25, 1997 as amended and restated as of September 22, 1999 between the Company and Harris Trust and Savings Bank (the “Rights Agreement”), such appointment to be effective on the date immediately following the successful completion of the data transfer to the Bank; and

WHEREAS, the Bank wishes to accept the appointment as successor Rights Agent.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.	The Company hereby appoints the Bank as successor Rights Agent under the Rights Agreement.

2.	The Bank hereby accepts its appointment as successor Rights Agent and agrees to perform and comply with and to be bound by all of the terms and covenenant, agreements, provisions and conditions of the Rights Agreement.

3.	The Rights Agreement is amended as follows:

a.	All references to Harris Trust and Savings Bank are replaced with The Bank of New York.

b.	Section 1.(e) is amended by replacing the word “Illinois” with the word “New York.”

c.	Section 1.(f) is amended by replacing the words “Chicago, Illinois” with the words “New York, New York” in the second and third lines.

d.	Section 26. The address for notices or demands directed to the Rights Agent shall be:

The Bank of New York

101 Barclay Street

New York, New York 10286

Attention: Stock Transfer Administration

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

RYERSON TULL, INC.		THE BANK OF NEW YORK

By:	/s/ Virginia M. Dowling	By:	/s/ Robert J. Rinaudo
Name:	Virginia M. Dowling	Name:	Robert J. Rinaudo
Title:	Assistant General Counsel	Title:	Assistant Vice President
and Secretary

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